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                                                                    Exhibit 99.2


ITEM 7 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Results of Operations
--------------------------------------------------------------------------------

The consolidated financial statements as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995 have been restated to include the historical financial position, results of operations and cash flows of CompScript, Inc. and IBAH, Inc., acquired in June 1998 pooling-of-interests transactions. All references in Management's Discussion and Analysis are to such restated amounts.

The following table presents sales and results of operations for Omnicare, Inc. (the "Company"), excluding pooling-of-interests expenses, nonrecurring charges, losses from discontinued operations and a 1995 deemed dividend on preferred stock (in thousands, except per share amounts):

                                                             For the years ended December 31,
                                                             1997          1996         1995
                                                          ------------------------------------

Sales                                                     $1,034,384     $641,440     $477,359
                                                          ==========     ========     ========

Net income, as reported                                   $   51,951     $ 43,274     $ 13,263

Acquisition expenses, pooling- of-interests
(net of taxes)                                                 3,935        1,468          989

Nonrecurring and other expenses (net of taxes)                 7,665          510        3,862

Loss from discontinued operations (net of taxes)               2,154          389        1,546

Deemed dividend on preferred stock (net of taxes)                 --           --        2,712
                                                          ----------     --------     --------


Pro forma net income                                      $   65,705     $ 45,641     $ 22,372
                                                          ==========     ========     ========

Earnings per share:

Net income, as reported                                   $      .61     $    .62     $    .24

Acquisition expenses, pooling- of-interests
 (net of taxes)                                                  .05          .02          .02

Nonrecurring and other expenses (net of taxes)                   .09          .01          .07

Loss from discontinued operations (net of taxes)                 .02           --          .02

Deemed dividend on preferred stock (net of taxes)                 --           --          .05
                                                          ----------     --------     --------

Basic (pro forma)                                         $      .77     $    .65     $    .40
                                                          ==========     ========     ========

Diluted (pro forma)                                       $      .76     $    .59     $    .37
                                                          ==========     ========     ========


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1997 vs. 1996
--------------------------------------------------------------------------------

Excluding the impact of acquisition-related expenses for pooling-of-interests transactions, non-recurring charges and losses from discontinued operations for both periods, net income for the year ended December 31, 1997 increased 44% over net income earned in 1996. Basic earnings per share, on this basis, for 1997 increased 18% over 1996, and diluted earnings per share increased 29%.

Sales increased 61% in 1997 versus 1996. The sales increase was the result of the completion of 25 acquisitions in 1997 (excluding insignificant acquisitions), including 21 institutional pharmacy businesses, a long-term care software company, two contract research organizations, a health economics consulting business and internal growth. As described in Note 2 to the Consolidated Financial Statements, since 1989, the Company has been involved in a program to acquire providers of pharmaceutical and related pharmacy management services and medical supplies to long-term care facilities and their residents. This includes acquisitions of freestanding institutional pharmacy businesses as well as other assets, generally insignificant in size, which are combined with existing pharmacy operations to augment their internal growth. From time to time, the Company may acquire other businesses such as long-term care software companies, contract research organizations, pharmacy consulting companies and medical supplies companies, which complement the Company's core business.

On September 16, 1997, Omnicare completed the acquisition of all outstanding shares of American Medserve Corporation ("AMC"). AMC provided comprehensive pharmacy and related services to approximately 51,400 residents in 720 long-term care facilities in 11 states. The cash purchase price of AMC was approximately $239.7 million, including bank debt totaling $16.7 million, which was retired immediately following the acquisition.

The Company also increases its revenues internally through the efforts of its National Sales and Marketing Group and pharmacy staff in developing new pharmacy contracts with long-term care facilities. Expansion of services such as infusion therapy and the increasing acuity levels of residents in long-term care facilities which results from efforts made to avoid or reduce hospitalization, together with drug price inflation and other changes in sales mix also contribute to the Company's revenue growth.

The Company's total sales increased by $393 million in 1997 versus 1996. The Company estimates that approximately $277 million of its consolidated revenue growth in 1997 was attributable to acquisitions. The Company believes that additional revenue growth opportunities through acquisitions exist in the institutional pharmacy industry and other related sectors. In addition, as disclosed in the Outlook section of Management's Discussion and Analysis of Financial Condition and Results of Operations, the health care industry's need to lower health care costs is driving ongoing industry consolidation which should continue to provide momentum for the Company's acquisition program.

The Company estimates that internal growth contributed approximately $116 million of Omnicare's increased revenue in 1997 compared to 1996. The Company's revenues attributable to infusion therapy grew by approximately $38 million in 1997 compared to 1996. The Company

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expects the trend of increasing infusion therapy revenues to continue as nursing facilities treat elderly residents with more acute health problems. When pharmaceutical prices are increased, the Company generally is able to obtain price increases to cover such drug price inflation; therefore, such inflation increases revenues. The Company estimates that drug price inflation for its highest dollar volume products in 1997 was approximately 4%-5%, and this trend is continuing in 1998. The remainder of Omnicare's increased revenues in 1997 compared to 1996 attributable to internal growth reflects interrelated factors associated with sales mix, pricing and volume, acuity levels of residents, efforts of the Company's National Sales and Marketing Group and pharmacy staff in developing new pharmacy contracts, and increased sales at IBAH, a contract research organization of the Company. The Company is not able to isolate and separately quantify accurately the increased volumes associated with each of these individual factors.

Acquisitions and internal growth brought the total number of nursing facility residents served at December 31, 1997 to 461,300, up 48% from the prior year end.

Gross margin decreased slightly from 30.1% in 1996 to 29.8% in 1997. Changes in sales mix including increased infusion therapy sales, the Company's purchasing leverage associated with purchases of pharmaceuticals and leveraging fixed and variable overhead costs at the Company's pharmacies and the acquisition of contract research organizations positively impacted gross margins. However, this was offset by the lower margins of the significant number of companies acquired by the Company in 1997 and the effect of higher direct costs at IBAH resulting from, among other things, changes in sales mix. Acquired companies generally have lower margins because of a lower percentage of sales mix attributable to infusion therapy sales and lesser purchasing leverage prior to their acquisition by Omnicare. Further, smaller companies acquired by Omnicare are not able to leverage fixed and variable overhead costs to the same extent as is the case with Omnicare. These margins are expected to increase after acquisition by Omnicare as the Company's sales and purchasing programs are implemented and as overhead costs are leveraged.

Sales mix for the Company includes primarily sales of pharmaceuticals and infusion therapy products and services, and, to a lesser extent, medical supplies, contract research services and other. Sales of pharmaceuticals account for the majority of the Company's sales and gross profit. Infusion therapy and medical supplies gross margins are typically higher than gross margins associated with sales of pharmaceuticals. That portion of the Company's sales mix represented by infusion therapy has generally been increasing in recent years and, as noted earlier herein, this trend is expected to continue.

Increased leverage in purchasing favorably impacts gross margins and is primarily derived from discounts from suppliers. Leveraging of fixed and variable overhead costs primarily relates to generating higher sales volumes from pharmacy facilities with no increase in fixed costs (e.g., rent) and minimal increases in variable costs (e.g., utilities). The Company believes it will be able to continue to leverage fixed and variable overhead costs through internal growth.

As noted earlier herein, the Company is generally able to obtain price increases to cover drug price inflation. In order to enhance its gross margins, the Company strategically allocates its resources to those activities which will increase internal sales growth and favorably impact sales mix or will lower costs. In addition, through the ongoing development of its pharmaceutical purchasing programs, the Company is able to obtain discounts and thereby manage its pharmaceutical costs.

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

Investment income decreased by 53% to $5,720,000 in 1997 as the Company utilized the excess net proceeds from the March 1996 stock offering to finance current year acquisitions. Interest expense increased 51% from $4,332,000 in 1996 to $6,556,000 in 1997 as a result of the Company borrowing on its available line of credit and issuing $345 million of convertible subordinated debentures during 1997 in order to finance acquisitions.

The increase in the effective tax rate from 39.6% in 1996 to 43.6% in 1997 is primarily attributable to an increase in state and local income taxes and the existence of a nondeductible nonrecurring charge in 1997. The effective tax rate of 43.6% in 1997 is higher than the statutory rate primarily due to state and local income taxes and various nondeductible expenses (e.g., acquisition costs, nonrecurring charges and foreign losses not benefited).


1996 vs. 1995
--------------------------------------------------------------------------------

Excluding the impact of acquisition-related expenses for pooling-of-interests transactions, nonrecurring charges, losses from discontinued operations for both periods and the 1995 deemed dividend on preferred stock, net income for the year ended December 31, 1996 increased 104% over net income earned in 1995. Basic earnings per share, on this basis, for 1996 increased 63% over 1995, and diluted earnings per share increased 59%.

Sales increased 34%, or $164 million, in 1996 versus 1995. The sales increase was the result of the completion of 22 acquisitions in 1996 (excluding insignificant acquisitions), including 19 institutional pharmacy businesses, two long-term care software companies, a contract research organization and internal growth. The Company estimates that approximately $72 million of its consolidated revenue growth in 1996 was attributable to acquisitions and $92 million was attributable to internal growth. Internal growth resulted from the higher acuity levels of residents in client facilities, expansion of services such as infusion therapy (which grew by approximately $16 million in 1996), drug price inflation (which the Company estimates approximated 4%-5% for its higher dollar volume products), the addition of new clients owing to the efforts of the Company's National Sales and Marketing Group and pharmacy staff, and increased sales at IBAH, a contract research organization of the Company.

Acquisitions and internal growth brought the total number of nursing facility residents served at December 31, 1996 to 311,400, up 37% from the prior year end.

Gross margin improvements from 28.8% in 1995 to 30.1% in 1996 resulted from changes in sales mix, including increased infusion therapy revenue, and the Company's purchasing leverage associated with purchases of pharmaceuticals and leveraging fixed and variable overhead costs at the Company's pharmacies.

Investment income increased by 221% to $12,139,000 in 1996 as the Company realized the benefit of investing the net proceeds of $279.2 million from the March 1996 stock offering for the majority of the year. Interest expense decreased 34% from $6,612,000 in 1995 to $4,332,000 in 1996, primarily due to the conversion of the Convertible Subordinated Notes during 1996.

The reduction in the effective tax rate from 48.8% in 1995 to 39.6% in 1996 is primarily attributable to differences in the generation and utilization of net operating loss (NOL) carryforwards as well as the existence of a nondeductible goodwill impairment charge in 1995. The effective tax rate of 39.6% in 1996 is higher than the statutory rate primarily as a result of state and local income taxes. The effective tax rate of 48.8% in 1995 is higher than the statutory rate primarily due to state and local income taxes, the generation of NOL carryforwards and a nondeductible goodwill impairment charge.


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Impact of Year 2000
--------------------------------------------------------------------------------

The Company utilizes information systems throughout its business to carry out its day-to-day operations. Further, the Company has and will continue to invest in financial and operational systems to support its growth strategy. Incorporated in this process is the continuing assessment of the Company's Year 2000 compliance. The Company currently considers its internal information technology ("IT") systems to be substantially Year 2000 compliant. For those systems which are not Year 2000 compliant, Omnicare is currently correcting, upgrading or replacing those systems with, among other systems, its new proprietary information system, which system is Year 2000 compliant. The Company believes it will be able to modify or replace its affected systems in time to avoid any interruptions in its operations and anticipates that such remediation will be completed during the second half of 1999. The Company estimates that the costs associated with this project will range from approximately $4.2 million to $5.2 million (with hardware accounting for approximately 40% of these costs and software and implementation accounting for approximately 60% of these costs), of which approximately $1.2 million has been spent to date. The cost of this project will be funded primarily from the Company's operating cash flows. No IT projects with high priority have been significantly delayed due to the Year 2000 initiatives. The Company does not anticipate any significant implications with respect to Year 2000 issues relating to non-IT systems.

While the Company believes its plan for Year 2000 compliance will be completed on a timely basis and within the foregoing estimates, there can be no assurance that the remedial actions being implemented by the Company will be completed in a timely manner; nor can assurance be given that any inability to complete remedial action in a timely manner will not impact adversely operations or financial results. Moreover, there can be no assurance that the costs associated with the remediation will not exceed the foregoing estimates.

The failure by third parties with whom the Company has dealings, particularly the Medicaid and Medicare programs, to adequately address their Year 2000 issues could adversely affect the Company, and claims to these third party payors could be unjustifiably denied and/or delayed. As a result, the Company's accounts receivable balance could increase, unfavorably impacting operating cash flows. The Company is communicating with each of these programs to determine the extent to which it may be impacted by any Year 2000 issues not yet resolved by these programs. The Company has developed a contingency plan which, if necessary, would call for the submission of reimbursement claims using universal claim (paper) forms to the programs in the event that computerized processing is not feasible in the Year 2000. While it is management's current belief that this contingency plan would satisfactorily address the risk associated with any absence of readiness experienced by these programs, there can be no assurance that implementation of such plan will mitigate in whole or in part such risk.


Impact of Inflation
--------------------------------------------------------------------------------

Inflation has not materially affected Omnicare's profitability inasmuch as price increases have generally been obtained to cover inflationary drug cost increases.


Liquidity and Capital Resources
--------------------------------------------------------------------------------

Acquisitions completed during 1997 utilized cash of $392.9 million and deferred cash payments of $16.4 million were made relating to pre-1997 acquisitions. Acquisitions were also financed, in part, with common stock of the Company. Shares of common stock with a market value of approximately $121 million (4.3 million shares) were issued in connection with 1997 acquisitions and approximately 36,000 shares with a market value of approximately $1.0 million were issued during 1997 in connection with pre-1997 acquisitions. Additional amounts totaling $36 million may become payable through the year 2002 pursuant to the terms of various acquisition agreements.

In December 1997, the Company issued $345,000,000 principal amount of 5.0% Convertible Subordinated Notes ("Notes") due 2007. The Notes are convertible into common stock at any time after March 4, 1998, through maturity, unless previously redeemed, at the option of the holder at a price of $39.60 per share.

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

In October 1996, the Company entered into an agreement with a consortium of sixteen banks for a $400 million revolving credit facility, replacing the prior $135 million facility. Interest rates and commitment fees for this new facility are based on the Company's level of performance under certain debt covenants. No amounts were outstanding at December 31, 1997 under the credit facility. Additionally, on August 25, 1997, CompScript amended its current financing agreement with its primary lender to increase its revolving line of credit agreement to allow for borrowings up to $7 million. Interest on this facility is payable monthly at 8.5% with a .125% per annum fee on the unused portion. At December 31, 1997, approximately $6.7 million was outstanding under this agreement.

Omnicare's current ratio decreased to 2.9 to 1.0 at December 31, 1997 from 4.1 to 1.0 at December 31, 1996, the decline being primarily attributable to the Company's utilization of cash to fund its acquisition program. Working capital at December 31, 1997 increased to $354,825,000 from year-end 1996 working capital of $342,401,000. Book value per common share increased to $9.41 per share as of December 31, 1997 from $8.33 per share at the prior year end, primarily attributable to net income and stock issued in connection with acquisitions, partially offset by dividends paid. Operating cash flow for 1997 totaled $10,235,000 compared to $30,959,000 for 1996. During 1997, the Company's accounts receivable increased in connection with the significant growth in sales resulting from the aforementioned internal growth and acquisitions activity. Further, the Company made significant purchases of inventory in advance of pharmaceutical price increases from manufacturers and also funded certain benefit plan obligations pertaining to both current and prior years. If the unusual inventory purchases and benefit plan obligations funding had not occurred, operating cash flow for 1997 would have been $22,620,000.


On February 4, 1998, Omnicare's Board of Directors increased the quarterly cash dividend by 14% to 2 cents per share for an indicated annual rate of 8 cents per share for 1998.

The Company believes that its sources of liquidity and capital are adequate for its operating needs. There are no material commitments and contingencies outstanding, other than additional acquisition-related payments to be made (see
Note 2 of the Notes to Consolidated Financial Statements). If needed, other external sources of financing are readily available to the Company.


Contingency
--------------------------------------------------------------------------------

On April 17, 1998, Omnicare announced that the previously announced tentative settlement with the U.S. Attorney's office in the Southern District of Illinois regarding the government's investigation of its Belleville, Illinois subsidiary, Home Pharmacy Services, Inc. ("HPSI"), was concluded.

In accordance with the terms of the tentative settlement, in the third quarter of 1997, Omnicare recorded a nonrecurring charge of $6,313,000 ($5,958,000 aftertax) for the estimated costs and legal and other expenses associated with resolving the investigation. The $6,313,000 consisted of anticipated payments to the government agencies of $5,300,000 and estimated legal and other professional fees directly attributable to the investigation of $1,013,000. The reserve was adequate to cover the final settlement. The settlement did not result in any criminal charges against Home Pharmacy Services. Additionally, Home Pharmacy Services continues to participate in government reimbursement programs under the terms of the settlement.

Home Pharmacy Services, which was acquired by Omnicare in 1992, has continued to provide complete pharmacy services to nursing facility residents in its market area without interruption. The pharmacy operation accounted for less than 2% of Omnicare's total sales and earnings from continuing operations for the year ended December 31, 1997.

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

Outlook
--------------------------------------------------------------------------------

In recent years, a number of legislative proposals have been introduced in Congress that would effect major changes in the health care system, either nationally or at the state level, including the Balanced Budget Act of 1997 ("Balanced Budget Act") signed into law on August 5, 1997, which seeks to achieve a balanced federal budget by, among other things, reducing federal spending on the Medicare and Medicaid programs. Additionally, the private sector continues its efforts to contain or reduce health care costs. The Company anticipates that the government and the private sector will continue to review and assess alternative health care delivery systems and payment methodologies. While it is not possible to predict the effect of the 1997 budget legislation or any future initiatives on Omnicare's business, market forces nevertheless continue to challenge health care providers to lower costs while maintaining or improving quality. In this environment, the need to lower health care costs will drive ongoing industry consolidation, which should continue to provide momentum for the Company's acquisition program. Moreover, the development of the Company's institutional pharmacy network in key geographic regions provides opportunities for economies of scale to lower overall costs. In addition, Omnicare's proprietary geriatric formulary not only lowers costs for payors and patients, but also enhances the quality of care for the elderly.

Demographic trends also indicate that demand for long-term care will increase well into the middle of the next century as the elderly population grows significantly. Pharmaceutical therapy is generally considered the most cost-effective form of treatment for chronic ailments afflicting the elderly and, as such, is an essential part of long-term care. Omnicare believes it is well positioned to meet the challenges of today's health environment through a number of initiatives, including drug formulary management, cost-effective drug purchasing and efficient delivery systems. Additionally, Omnicare's pharmacy consulting services for nursing facilities identify, resolve and prevent drug therapy-related problems, reducing costs to the health care system while also promoting optimal patient outcomes. Management believes Omnicare is strategically positioned for continued sales and earnings growth in 1998.


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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
--------------------------------------------------------------------------------
Regarding Forward-Looking Information
--------------------------------------------------------------------------------

In addition to historical information, this report contains forward-looking statements and performance trends which are subject to certain known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. Such forward looking statements and trends include those relating to Omnicare's acquisition program, internal growth trends, trends concerning sales mix, expectations regarding margins of acquired businesses, the impact of purchasing leverage on margins, the leveraging of costs, opportunities for economies of scale, the impact of Omnicare's proprietary geriatric formulary, expectations concerning sales and earnings, and the impact of the Year 2000 issue. Such risks, uncertainties, contingencies and other factors, many of which are beyond the control of Omnicare, include, but are not limited to: the continued availability of suitable acquisition candidates; overall economic and business conditions; Omnicare's ability to integrate acquisitions; the effect of changes in government regulation and reimbursement policies and in the interpretation and application of such policies; the failure of the Company to obtain or maintain required regulatory approvals or licenses, trends for the continued growth of the businesses of Omnicare, the realization of anticipated revenues, profitability and cost synergies; the demand for Omnicare's products and services; pricing and other competitive factors in the industry; and variations in costs or expenses; changes in the scope of Year 2000 initiatives; and delays or problems in the implementation of Year 2000 initiatives by Omnicare and/or its suppliers and customers. See the "Competition," "Government Regulation" and "Legal Proceedings" sections at Item 1 and Item 3 of the 1997 Annual Report on Form 10-K.






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